EverBank Financial Corp Announces First Quarter 2015 Financial Results and Sale of Non-Core MSRs

JACKSONVILLE, FL, April 29, 2015 - EverBank Financial Corp (NYSE: EVER) announced today its financial results for the first quarter ended March 31, 2015.
"The core fundamental performance of our franchise was strong in the quarter, with robust loan and deposit growth driving higher levels of net interest income and an adjusted ROE of 9.7%," said Robert M. Clements, chairman and chief executive officer. "In addition, we announced today two strategic servicing transactions that we expect will be accretive to future earnings, enhance our capital position, improve efficiency and reduce risk."
Adjusted net income available to common shareholders was $39.1 million for the first quarter 2015, compared to $37.6 million for the fourth quarter 2014 and $27.6 million for the first quarter 2014. Adjusted diluted earnings per common share in the first quarter 2015 were $0.31 compared to $0.30 in the fourth quarter 2014 and $0.22 in the first quarter 2014.1 We recorded a $43 million valuation allowance at March 31, 2015 resulting from a temporary valuation allowance on our core remaining mortgage servicing rights (MSR) due to low interest rates as well as a valuation allowance on the non-core MSR portfolio that we have committed to sell. As a result, GAAP net income available to common shareholders was $11.7 million for the first quarter 2015, compared to $35.5 million for the fourth quarter 2014 and $29.2 million for the first quarter 2014. GAAP diluted earnings per share in the first quarter 2015 were $0.09 compared to $0.28 in the fourth quarter 2014 and $0.23 in the first quarter 2014.
"Organic lending volumes were strong across our consumer and commercial businesses and we continued to execute on our commercial deposit growth strategy in the quarter", said W. Blake Wilson, president and chief operating officer. "Our strategy of selling longer duration jumbo loans to accommodate shorter duration government-insured loans generated attractive risk-adjusted returns in the quarter."
First Quarter 2015 Key Highlights

•	Total assets of $23.3 billion, an increase of 8% compared to the prior quarter.

•	Portfolio loans held for investment (HFI) of $18.5 billion, an increase of 4% compared to the prior quarter.

•	Total originations of $3.1 billion, an increase of 2% compared to the prior quarter and 52% year over year.

•	Total deposits of $16.1 billion, an increase of 4% compared to the prior quarter. Commercial deposits increased 9% compared to the prior quarter to $3.2 billion.

•	Net interest margin (NIM) of 3.09%, an increase of 9 basis points compared to the prior quarter.

•	Adjusted return on average equity (ROE)[1] was 9.7% for the quarter and GAAP ROE was 2.9%.

•	Tangible common equity per common share increased 7% year over year to $12.55 at March 31, 2015.

•
Adjusted non-performing assets to total assets[1] improved to 0.40% at March 31, 2015 from 0.46% at December 31, 2014. Annualized net charge-offs to average total loans and leases held for investment were 0.16% for the quarter.

•	Consolidated common equity Tier 1 capital ratio of 10.6% and bank Tier 1 leverage ratio of 8.1% as of March 31, 2015.
Strategic Business Activities
The Company also announced today two separate transactions designed to further optimize its mortgage servicing business by agreeing to sell substantially all of its remaining non-core MSR not included in the 2014 default servicing platform sale.
We expect these sales to improve our Tier 1 capital by $10-15 million, $45-50 million and $90-95 million in 2015, 2016 and 2017, respectively. We also expect pre-tax income accretion of $2-5 million in 2015, $8-12 million in 2016 and $29-35 million in 2017 driven by improved operational efficiency and our ability to deploy the tier 1 capital created as a result of these transactions.

[1]	A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

These transactions were entered into on April 27, 2015 and include the following:

•
Sale of MSR related to approximately $5.7 billion of unpaid principal balance (UPB) of Ginnie Mae (GNMA) MSR to Green Tree Servicing LLC (GTS), a subsidiary of Walter Investment Management Corp., and termination of our existing subservicing agreement with GTS.

•	Sale of MSR related to approximately $6.7 billion of UPB consisting of collateral owned or insured by Fannie Mae, Freddie Mac, and private investors to Nationstar Mortgage LLC.
The Company expects total non-recurring costs of approximately $40 million pre-tax, including approximately $27 million that was incurred in the first quarter 2015 and $13 million it expects to incur in the second quarter 2015.
Balance Sheet
Strong Asset Growth
Total assets were $23.3 billion at March 31, 2015, an increase of $1.7 billion, or 8%, compared to the prior quarter and an increase of $5.7 billion, or 32%, year over year. The strong sequential increase was driven by a $773 million, or 4%, increase in portfolio loans HFI to $18.5 billion and an $888 million, or 91%, increase in loans held for sale (HFS) to $1.9 billion.
Loans HFI for the first quarter of 2015, as compared to the fourth quarter of 2014 and first quarter of 2014, were comprised of:

($ in millions)	Mar 31, 2015	Dec 31, 2014	Mar 31, 2014	% Change (Q/Q)	% Change (Y/Y)
Consumer Banking:
Residential loans	$6,265	$6,325	$5,688	(1)%	10%
Government insured pool buyouts	3,514	3,595	1,912	(2)%	84%
Total residential mortgages	9,779	9,920	7,600	(1)%	29%
Home equity & other	175	162	153	8%	15%
Total Consumer Banking	9,955	10,082	7,752	(1)%	28%

Commercial Banking:
Commercial real estate & other commercial	3,550	3,528	3,244	1%	9%
Mortgage warehouse finance	2,103	1,357	911	55%	131%
Lender finance	852	762	664	12%	28%
Commercial and commercial real estate	6,505	5,647	4,819	15%	35%
Equipment financing receivables	2,074	2,032	1,293	2%	60%
Total Commercial Banking	8,579	7,678	6,112	12%	40%

Total Loans HFI	$18,534	$17,760	$13,864	4%	34%

Total consumer banking loans HFI decreased $127 million, or 1%, compared to the prior quarter and increased $2.2 billion, or 28%, year over year, to $10.0 billion. Total residential mortgages decreased $141 million, or 1%, in the quarter driven by jumbo loan portfolio sales activities. During the quarter, the Company transferred $770 million of jumbo ARMs committed to be sold in the second quarter to loans HFS. Consumer banking loans represented 54% of total loans and leases HFI, compared to 57% in the prior quarter.
Total commercial banking loans and leases HFI increased $901 million, or 12%, compared to the prior quarter and $2.5 billion, or 40%, year over year to $8.6 billion. Mortgage warehouse finance outstanding balances increased $746 million, or 55%, compared to the prior quarter, to $2.1 billion, lender finance increased $89 million, or 12%, to $852 million, equipment financing receivables increased $42 million, or 2%, to $2.1 billion and commercial real estate and other commercial loans increased $23 million, or 1%, to $3.6 billion. Commercial banking loans and leases represented 46% of total loans and leases HFI, compared to 43% in the prior quarter.

Loan Origination Activities
The following table presents total organic loan and lease origination information by product type:

($ in millions)	Mar 31, 2015	Dec 31, 2014	Mar 31, 2014	% Change (Q/Q)	% Change (Y/Y)
Consumer originations
Conventional loans	$1,065	$994	$892	7%	19%
Prime jumbo loans	1,301	1,184	808	10%	61%
	2,366	2,178	1,700	9%	39%
Commercial originations
Commercial & commercial real estate	480	484	158	(1)%	204%
Equipment financing receivables	223	358	167	(38)%	33%
	704	842	326	(16)%	116%
Total organic originations	$3,070	$3,019	$2,026	2%	52%

Total originations were $3.1 billion for the first quarter of 2015, an increase of 2% compared to the prior quarter and 52% year over year. Retained originations were $1.7 billion for the first quarter 2015, a 3% decrease compared to the prior quarter and a 56% increase year over year.
Commercial originations were $704 million for the first quarter, a decrease of 16% compared to the prior quarter and an increase of 116% year over year. Consumer originations were $2.4 billion for the first quarter of 2015, an increase of 9% compared to the prior quarter and an increase of 39% year over year. Prime jumbo origination volume was $1.3 billion in the first quarter, an increase of 10% compared to the prior quarter and an increase of 61% year over year. Loans sold during the quarter totaled $1.4 billion, a decrease of 17% compared to the prior quarter and an increase of 13% year over year. The mix of purchase transactions for the first quarter was 41% of total originations and 51% of retail channel originations.
Deposits
At March 31, 2015, as compared to the fourth quarter of 2014 and first quarter of 2014, our deposits were comprised of the following:

($ in millions)	Mar 31, 2015	Dec 31, 2014	Mar 31, 2014	% Change (Q/Q)	% Change (Y/Y)
Noninterest-bearing demand	$1,213	$985	$1,055	23%	15%
Interest-bearing demand	3,675	3,540	2,962	4%	24%
Savings and money market accounts, excluding market-based	5,137	5,136	5,024	—%	2%
Global market-based accounts	779	841	997	(7)%	(22)%
Time, excluding market-based	5,272	5,007	3,251	5%	62%
Total deposits	$16,077	$15,509	$13,288	4%	21%

Consumer deposits	$12,865	$12,555	$11,523	2%	12%
Commercial deposits	3,211	2,954	1,766	9%	82%
Total deposits	$16,077	$15,509	$13,288	4%	21%

Total deposits were $16.1 billion at March 31, 2015, an increase of $568 million, or 4% compared to the prior quarter and an increase of $2.8 billion, or 21%, year over year. Commercial deposits were $3.2 billion, an increase of $257 million, or 9%, compared to the prior quarter and $1.4 billion, or 82%, year over year. Commercial deposits represented 20% of total deposits at quarter end, compared to 19% in the prior quarter and 13% a year ago.

Total other borrowings were $5.2 billion at March 31, 2015, compared to $4.0 billion in the prior quarter and $2.4 billion at March 31, 2014, driven by increased Federal Home Loan Bank borrowings resulting from increased loans HFS and mortgage warehouse finance balances.
Capital Strength
Total shareholders' equity was $1.8 billion at March 31, 2015, an increase of 1% quarter over quarter and 7% year over year. Our consolidated common equity Tier 1 capital ratio was 10.6% at March 31, 2015. The bank’s Tier 1 leverage and total risk-based capital ratios were 8.1% and 12.3%, respectively, at March 31, 2015. As a result, the bank is considered "well-capitalized" under all applicable regulatory guidelines. Our estimate of the fully phased-in Basel III common equity Tier 1 capital ratio was between 10.00% and 10.25%.
Credit Quality
Adjusted non-performing assets were 0.40% of total assets at March 31, 2015, compared to 0.46% for the prior quarter and 0.62% at March 31, 2014. Net charge-offs during the first quarter of 2015 were $7 million, an increase of $2 million compared to the prior quarter. On an annualized basis, net charge-offs were 0.16% of total average loans and leases held for investment, compared to 0.12% for the prior quarter and 0.12% for the first quarter of 2014.
Income Statement Highlights
Revenue
Revenue for the first quarter of 2015 was $188 million, a decrease of $35 million, or 16%, from $223 million in the fourth quarter of 2014. The decrease for the quarter was driven by a $43 million valuation allowance associated with the fair market value of our MSR. Excluding the valuation allowance impact in the quarter, revenue would have been $231 million, an increase of 4% compared to the prior quarter.
Net Interest Income
For the first quarter of 2015, net interest income was $155 million, an increase of $8 million, or 5%, compared to the prior quarter. This increase resulted from an $862 million, or 4%, increase in average interest-earning assets compared to the prior quarter, driven by higher average commercial loans and leases HFI in addition to higher average residential mortgage loans HFI and average loans HFS, partially offset by higher average interest-bearing liabilities.
Net interest margin increased to 3.09% for the first quarter of 2015 from 3.00% in the fourth quarter of 2014, driven by a 0.02% increase in the average interest-earning asset yield to 3.99% and a 0.01% decrease in the average cost of total interest-bearing liabilities to 1.03%.
Noninterest Income
Noninterest income for the first quarter of 2015 was $33 million, a decrease of $43 million, or 57%, compared to the prior quarter. Net loan servicing income declined $45 million compared to the prior quarter driven by a $43 million valuation allowance associated with the fair market value of our MSR. Excluding the impact of the valuation allowance, net loan servicing income for the first quarter would have been $14 million, a decrease of $2 million, or 11%, compared to the prior quarter. Gain on sale of loans was $43 million, an increase of $8 million, or 25%, compared to the prior quarter, driven by higher lending volumes and higher gain on sale margins.
Noninterest Expense
Noninterest expense for the first quarter of 2015 was $156 million, an increase of $3 million, or 2%, compared to the prior quarter. Salaries, commissions and employee benefits were $92 million, an increase of $5 million, or 6%, compared to the prior quarter driven by normal seasonal increases in benefits and payroll tax expenses. General and administrative expense was $42 million, flat compared to the prior quarter.
EverBank's efficiency ratio was 83%, compared to 69% in the prior quarter. Excluding the impact of the $43 million MSR valuation allowance and other non-recurring items, EverBank's efficiency ratio would have been 66% for the first quarter.
Income Tax Expense
Our effective tax rate for the first quarter of 2015 was 38%, which was the same for the prior quarter and for the first quarter of 2014.

Segment Analysis for the First Quarter of 2015

•
Consumer Banking pre-tax income was $7 million, an 85% decrease compared to pre-tax income of $44 million in the prior quarter. Excluding the $43 million valuation allowance and other non-recurring items, pre-tax income increased 13% compared to the prior quarter.

•
Commercial Banking pre-tax income was $47 million, a 3% increase compared to $46 million in the prior quarter, driven by a 6% increase in net interest income after provision and a 14% increase in noninterest income, offset by a 15% increase in noninterest expense.

•	Corporate Services had a pre-tax loss of $31 million, an 8% increase compared to a pre-tax loss of $29 million in the prior quarter driven by a 9% increase in noninterest expense.
Dividends
On April 23, 2015, the Company's Board of Directors declared a quarterly cash dividend of $0.04 per common share, payable on May 20, 2015, to stockholders of record as of May 12, 2015. Also on April 23, 2015, the Company's Board of Directors declared a quarterly cash dividend of $421.875, payable on July 6, 2015, for each share of 6.75% Series A Non-Cumulative Perpetual Preferred Stock held as of June 19, 2015.
Conference Call and Webcast
The Company will host a conference call at 8:30 a.m. Eastern Time on Wednesday, April 29, 2015 to discuss its first quarter 2015 results. The dial-in number for the conference call is 1-855-209-8214 and the international dial-in number is 1-412-542-4103. A replay will be available following completion of the call and can be accessed by dialing 1-877-344-7529, or for international callers, 1-412-317-0088. The passcode for the replay is 10063519. The replay will be available through May 6, 2015. A live webcast of the conference call will also be available on the investor relations page of the Company's website at https://about.everbank/investors.
About EverBank Financial Corp
EverBank Financial Corp, through its wholly-owned subsidiary EverBank, provides a diverse range of financial products and services directly to clients nationwide through multiple business channels. Headquartered in Jacksonville, Florida, EverBank has $23.3 billion in assets and $16.1 billion in deposits as of March 31, 2015. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investing products to consumers and businesses nationwide. EverBank provides services to clients through the internet, over the phone, through the mail, at its Florida-based financial centers and at other business offices throughout the country. More information on EverBank can be found at https://about.everbank/investors.

Investor Relations	Media
Scott Verlander	Michael Cosgrove
904.623.8455	904.623.2029
Scott.Verlander@EverBank.com	Michael.Cosgrove@EverBank.com

Forward Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s asset growth and earnings, industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: deterioration of general business and economic conditions, including the real estate and financial markets, in the United States and in the geographic regions and communities we serve; risks related to liquidity; our capital and liquidity requirements (including under regulatory capital standards, such as Basel III capital standards) and our ability to generate or raise capital; changes in interest rates that affect the pricing of our financial products, the demand for our financial services and the valuation of our financial assets and liabilities, mortgage servicing rights and mortgages held for sale; risk of higher loan and lease charge-offs; legislative or regulatory actions affecting or concerning mortgage loan modification and refinancing and foreclosure; our ability to comply with any supervisory actions to which we are or become subject as a result of examination by our regulators; concentration of our commercial real estate loan portfolio; higher than normal delinquency and default rates; limited ability to rely on brokered deposits as a part of our funding strategy; our ability to comply with the amended consent order and the terms and conditions of our settlement of the Independent Foreclosure Review; concentration of mass-affluent clients and jumbo mortgages; hedging strategies; the effectiveness of our derivatives to manage interest rate risk; delinquencies on our equipment leases and reductions in the resale value of leased equipment; increases in loan repurchase requests and our reserves for loan repurchases; changes in currency exchange rates or other political or economic changes in certain foreign countries; loss of key personnel; fraudulent and negligent acts by loan applicants, mortgage brokers, other vendors and our employees; changes in and compliance with laws and regulations that govern our operations; failure to establish and maintain effective internal controls and procedures; effects of changes in existing U.S. government or government-sponsored mortgage programs; changes in laws and regulations that may restrict our ability to originate or increase our risk of liability with respect to certain mortgage loans; risks related to the approval and consummation of anticipated acquisitions and dispositions; risks related to the continuing integration of acquired businesses and any future acquisitions; environmental liabilities with respect to properties that we take title to upon foreclosure; and the inability of our banking subsidiary to pay dividends.
For additional factors that could materially affect our financial results, please refer to EverBank Financial Corp’s filings with the Securities and Exchange Commission, including but not limited to, the risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company undertakes no obligation to revise these statements following the date of this news release, except as required by law.

EverBank Financial Corp and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Dollars in thousands, except per share data)

	March 31, 2015	December 31, 2014
Assets
Cash and due from banks	$63,094	$49,436
Interest-bearing deposits in banks	488,954	317,228
Total cash and cash equivalents	552,048	366,664
Investment securities:
Available for sale, at fair value	719,645	776,311
Held to maturity (fair value of $119,824 and $118,230 as of March 31, 2015 and December 31, 2014, respectively)	115,631	115,084
Other investments	236,494	196,609
Total investment securities	1,071,770	1,088,004
Loans held for sale (includes $1,074,975 and $728,378 carried at fair value as of March 31, 2015 and December 31, 2014, respectively)	1,861,306	973,507
Loans and leases held for investment:
Loans and leases held for investment, net of unearned income	18,533,637	17,760,253
Allowance for loan and lease losses	(62,846)	(60,846)
Total loans and leases held for investment, net	18,470,791	17,699,407
Mortgage servicing rights (MSR), net	383,763	435,619
Premises and equipment, net	54,283	56,457
Other assets	953,258	998,130
Total Assets	$23,347,219	$21,617,788
Liabilities
Deposits:
Noninterest-bearing	$1,213,266	$984,703
Interest-bearing	14,863,421	14,523,994
Total deposits	16,076,687	15,508,697
Other borrowings	5,178,000	4,004,000
Trust preferred securities	103,750	103,750
Accounts payable and accrued liabilities	230,970	253,747
Total Liabilities	21,589,407	19,870,194
Commitments and Contingencies
Shareholders’ Equity
6.75% Series A Non-Cumulative Perpetual Preferred Stock, $0.01 par value (liquidation preference of $25,000 per share; 10,000,000 shares authorized; 6,000 issued and outstanding at March 31, 2015 and December 31, 2014)	150,000	150,000
Common Stock, $0.01 par value (500,000,000 shares authorized; 124,133,375 and 123,679,049 issued and outstanding at March 31, 2015 and December 31, 2014, respectively)	1,241	1,237
Additional paid-in capital	858,925	851,158
Retained earnings	817,539	810,796
Accumulated other comprehensive income (loss) (AOCI)	(69,893)	(65,597)
Total Shareholders’ Equity	1,757,812	1,747,594
Total Liabilities and Shareholders’ Equity	$23,347,219	$21,617,788

EverBank Financial Corp and Subsidiaries
Condensed Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Interest Income
Interest and fees on loans and leases	$194,849	$158,470
Interest and dividends on investment securities	8,022	9,831
Other interest income	160	162
Total Interest Income	203,031	168,463
Interest Expense
Deposits	29,764	22,607
Other borrowings	17,829	15,012
Total Interest Expense	47,593	37,619
Net Interest Income	155,438	130,844
Provision for Loan and Lease Losses	9,000	3,071
Net Interest Income after Provision for Loan and Lease Losses	146,438	127,773
Noninterest Income
Loan servicing fee income	34,132	46,617
Amortization of mortgage servicing rights	(20,299)	(20,572)
Recovery (impairment) of mortgage servicing rights	(43,352)	4,941
Net loan servicing income (loss)	(29,519)	30,986
Gain on sale of loans	42,623	33,851
Loan production revenue	5,387	4,579
Deposit fee income	4,050	3,335
Other lease income	4,080	4,905
Other	5,900	6,928
Total Noninterest Income	32,521	84,584
Noninterest Expense
Salaries, commissions and other employee benefits expense	91,986	97,694
Equipment expense	16,045	18,648
Occupancy expense	5,856	8,072
General and administrative expense	42,155	36,798
Total Noninterest Expense	156,042	161,212
Income before Provision for Income Taxes	22,917	51,145
Provision for Income Taxes	8,687	19,385
Net Income	$14,230	$31,760
Less: Net Income Allocated to Preferred Stock	(2,531)	(2,531)
Net Income Allocated to Common Shareholders	$11,699	$29,229
Basic Earnings Per Common Share	$0.09	$0.24
Diluted Earnings Per Common Share	$0.09	$0.23
Dividends Declared Per Common Share	$0.04	$0.03

Non-GAAP Financial Measures
This press release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Return on Equity, Tangible Shareholders’ Equity, Tangible Common Shareholders' Equity, Tangible Assets, Adjusted Non-Performing Asset Ratio and Segment Adjusted Income (Loss) Before Income Tax are non-GAAP financial measures. The Company’s management uses these measures to evaluate the underlying performance and efficiency of its operations. The Company’s management believes these non-GAAP measures provide meaningful additional information about the operating performance of the Company’s business and facilitate a meaningful comparison of our results in the current period to those in prior periods and future periods because these non-GAAP measures exclude certain items that may not be indicative of our core operating results and business outlook. In addition, the Company’s management believes that certain of these non-GAAP measures represent a consistent benchmark against which to evaluate the Company’s growth, profitability and capital position. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance, and not as a substitute for, the Company’s reported results. Moreover, the manner in which we calculate these measures may differ from that of other companies reporting non-GAAP measures with similar names.
In the tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated:

EverBank Financial Corp and Subsidiaries

Adjusted Net Income
	Three Months Ended
(dollars in thousands, except per share data)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Net income	$14,230	$38,021	$43,519	$34,782	$31,760
Transaction expense and non-recurring regulatory related expense, net of tax	1,498	2,502	2,201	1,294	465
Increase (decrease) in Bank of Florida non-accretable discount, net of tax	(967)	(205)	198	423	311
MSR impairment (recovery), net of tax	26,879	—	(1,904)	—	(3,063)
Restructuring cost, net of tax	—	(164)	—	—	630
OTTI losses on investment securities (Volcker Rule), net of tax	—	—	—	425	—
Adjusted net income	$41,640	$40,154	$44,014	$36,924	$30,103
Adjusted net income allocated to preferred stock	2,531	2,531	2,532	2,531	2,531
Adjusted net income allocated to common shareholders	$39,109	$37,623	$41,482	$34,393	$27,572
Adjusted net earnings per common share, basic	$0.32	$0.31	$0.34	$0.28	$0.22
Adjusted net earnings per common share, diluted	$0.31	$0.30	$0.33	$0.27	$0.22
Weighted average common shares outstanding:
(units in thousands)
Basic	123,939	123,278	122,950	122,840	122,684
Diluted	126,037	125,646	125,473	125,389	125,038

Tangible Equity, Tangible Common Equity and Tangible Assets
(dollars in thousands)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Shareholders’ equity	$1,757,812	$1,747,594	$1,721,023	$1,679,448	$1,647,639
Less:
Goodwill	46,859	46,859	46,859	46,859	46,859
Intangible assets	3,178	3,705	4,232	4,759	5,286
Tangible equity	1,707,775	1,697,030	1,669,932	1,627,830	1,595,494
Less:
Perpetual preferred stock	150,000	150,000	150,000	150,000	150,000
Tangible common equity	$1,557,775	$1,547,030	$1,519,932	$1,477,830	$1,445,494

Total assets	$23,347,219	$21,617,788	$20,510,342	$19,753,820	$17,630,948
Less:
Goodwill	46,859	46,859	46,859	46,859	46,859
Intangible assets	3,178	3,705	4,232	4,759	5,286
Tangible assets	$23,297,182	$21,567,224	$20,459,251	$19,702,202	$17,578,803

EverBank Financial Corp and Subsidiaries

Regulatory Capital(1) (bank level)
(dollars in thousands)			March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Shareholders’ equity			$1,793,270	$1,789,398	$1,769,205	$1,714,454	$1,686,414
Less:	Goodwill and other intangibles		(47,442)	(49,589)	(49,957)	(50,328)	(50,700)
	Disallowed servicing asset		(46,302)	(32,054)	(23,524)	(29,028)	(26,419)
	Disallowed deferred tax asset		(659)	—	—	(61,737)	(62,682)
Add:	Accumulated losses on securities and cash flow hedges		68,225	64,002	49,516	52,121	51,507
Tier 1 capital		(A)	1,767,092	1,771,757	1,745,240	1,625,482	1,598,120
Add:	Allowance for loan and lease losses		62,846	60,846	57,245	56,728	62,969
Total regulatory capital		(B)	$1,829,938	$1,832,603	$1,802,485	$1,682,210	$1,661,089

Adjusted total assets		(C)	$21,732,119	$21,592,849	$20,480,723	$19,660,793	$17,539,708
Risk-weighted assets		(D)	14,822,821	13,658,685	12,869,352	12,579,476	11,597,320

Tier 1 leverage ratio		(A)/(C)	8.1%	8.2%	8.5%	8.3%	9.1%
Tier 1 risk-based capital ratio		(A)/(D)	11.9%	13.0%	13.6%	12.9%	13.8%
Total risk-based capital ratio		(B)/(D)	12.3%	13.4%	14.0%	13.4%	14.3%

(1) Calculated under Basel III for periods beginning March 31, 2015. Calculated under Basel I for periods through December 31, 2014.

Regulatory Capital(1) (EFC consolidated)
(dollars in thousands)			Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
Shareholders’ equity			$1,757,812	$1,747,594	$1,721,023	$1,679,448	$1,647,639
Less:	Preferred stock		(150,000)	(150,000)	(150,000)	(150,000)	(150,000)
	Goodwill and other intangibles		(47,310)	(49,589)	(49,957)	(50,328)	(50,700)
	Disallowed servicing asset		(53,648)	(32,054)	(23,524)	(29,028)	(26,419)
	Disallowed deferred tax asset		(634)	—	—	(61,737)	(62,682)
Add:	Accumulated losses on securities and cash flow hedges		69,893	65,597	51,108	53,936	53,647
Common tier 1 capital		(E)	1,576,113	1,581,548	1,548,650	1,442,291	1,411,485
Add:	Preferred stock		150,000	150,000	150,000	150,000	150,000
Add:	Additional tier 1 capital (trust preferred securities)		103,750	103,750	103,750	103,750	103,750
Tier 1 capital		(F)	1,829,863	1,835,298	1,802,400	1,696,041	1,665,235
Add:	Allowance for loan and lease losses		62,846	60,846	57,245	56,728	62,969
Total regulatory capital		(G)	$1,892,709	$1,896,144	$1,859,645	$1,752,769	$1,728,204

Adjusted total assets		(H)	$21,738,727	$21,601,742	$20,487,969	$19,666,663	$17,554,830
Risk-weighted assets		(I)	14,819,123	13,665,981	12,875,007	12,583,537	11,600,258

Common equity tier 1 ratio		(E)/(I)	10.6%	11.6%	12.0%	11.5%	12.2%
Tier 1 leverage ratio		(F)/(H)	8.4%	8.5%	8.8%	8.6%	9.5%
Tier 1 risk-based capital ratio		(F)/(I)	12.3%	13.4%	14.0%	13.5%	14.4%
Total risk-based capital ratio		(G)/(I)	12.8%	13.9%	14.4%	13.9%	14.9%

(1) Calculated under Basel III for periods beginning March 31, 2015. Calculated under Basel I for periods through December 31, 2014.

EverBank Financial Corp and Subsidiaries

Non-Performing Assets(1)
(dollars in thousands)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Non-accrual loans and leases:
Consumer Banking:
Residential mortgages	$24,840	$24,576	$23,067	$22,212	$47,835
Home equity lines	2,191	2,363	2,152	1,903	3,462
Other consumer and credit card	29	38	31	20	33
Commercial Banking:
Commercial and commercial real estate	37,025	41,140	46,819	44,172	23,884
Equipment financing receivables	10,775	8,866	6,803	6,475	5,446
Total non-accrual loans and leases	74,860	76,983	78,872	74,782	80,660
Accruing loans 90 days or more past due	—	—	—	—	—
Total non-performing loans (NPL)	74,860	76,983	78,872	74,782	80,660
Other real estate owned (OREO)	17,588	22,509	24,501	25,530	29,333
Total non-performing assets (NPA)	92,448	99,492	103,373	100,312	109,993
Troubled debt restructurings (TDR) less than 90 days past due	15,251	13,634	16,547	16,687	73,455
Total NPA and TDR(1)	$107,699	$113,126	$119,920	$116,999	$183,448

Total NPA and TDR	$107,699	$113,126	$119,920	$116,999	$183,448
Government insured 90 days or more past due still accruing	2,662,619	2,646,415	2,632,744	2,424,166	1,021,276
Loans accounted for under ASC 310-30:
90 days or more past due	5,165	8,448	10,519	23,159	9,915
Total regulatory NPA and TDR	$2,775,483	$2,767,989	$2,763,183	$2,564,324	$1,214,639
Adjusted credit quality ratios excluding government insured loans and loans accounted for under ASC 310-30: (1)
NPL to total loans	0.37%	0.41%	0.45%	0.44%	0.56%
NPA to total assets	0.40%	0.46%	0.50%	0.51%	0.62%
NPA and TDR to total assets	0.46%	0.52%	0.58%	0.59%	1.04%
Credit quality ratios including government insured loans and loans accounted for under ASC 310-30:
NPL to total loans	13.49%	14.63%	15.65%	14.89%	7.72%
NPA to total assets	11.82%	12.74%	13.39%	12.90%	6.47%
NPA and TDR to total assets	11.89%	12.80%	13.47%	12.98%	6.89%

(1)
We define non-performing assets, or NPA, as non-accrual loans, accruing loans past due 90 days or more and foreclosed property. Our NPA calculation excludes government insured pool buyout loans for which payment is insured by the government. We also exclude loans and foreclosed property accounted for under ASC 310-30 because we expect to fully collect the carrying value of such loans and foreclosed property.

EverBank Financial Corp and Subsidiaries

Business Segments Selected Financial Information
(dollars in thousands)	Consumer Banking	Commercial Banking	Corporate Services	Eliminations	Consolidated
Three Months Ended March 31, 2015
Net interest income	$84,657	$72,336	$(1,555)	$—	$155,438
Provision for loan and lease losses	1,393	7,607	—	—	9,000
Net interest income after provision for loan and lease losses	83,264	64,729	(1,555)	—	146,438
Noninterest income	22,000	10,373	148	—	32,521
Noninterest expense	98,599	27,811	29,632	—	156,042
Income (loss) before income tax	6,665	47,291	(31,039)	—	22,917
Adjustment items (pre-tax):
Transaction expense and non-recurring regulatory related expense	2,324	—	93	—	2,417
Increase (decrease) in Bank of Florida non-accretable discount	—	(1,560)	—	—	(1,560)
MSR impairment (recovery)	43,352	—	—	—	43,352
Adjusted income (loss) before income tax	$52,341	$45,731	$(30,946)	$—	$67,126
Total assets as of March 31, 2015	$14,665,509	$8,760,963	$211,067	$(290,320)	$23,347,219
Total deposits as of March 31, 2015	12,865,348	3,211,339	—	—	16,076,687

Three Months Ended December 31, 2014
Net interest income	$83,054	$65,971	$(1,589)	$—	$147,436
Provision for loan and lease losses	3,789	4,815	—	—	8,604
Net interest income after provision for loan and lease losses	79,265	61,156	(1,589)	—	138,832
Noninterest income	66,197	9,134	(158)	—	75,173
Noninterest expense	101,396	24,164	27,097	—	152,657
Income (loss) before income tax	44,066	46,126	(28,844)	—	61,348
Adjustment items (pre-tax):
Transaction expense and non-recurring regulatory related expense	2,676	—	1,359	—	4,035
Increase (decrease) in Bank of Florida non-accretable discount	—	(330)	—	—	(330)
Restructuring cost	(265)	—	—	—	(265)
Adjusted income (loss) before income tax	$46,477	$45,796	$(27,485)	$—	$64,788
Total assets as of December 31, 2014	$13,825,052	$7,892,974	$215,095	$(315,333)	$21,617,788
Total deposits as of December 31, 2014	12,554,702	2,953,995	—	—	15,508,697

Three Months Ended March 31, 2014
Net interest income	$72,124	$60,304	$(1,584)	$—	$130,844
Provision for loan and lease losses	1,752	1,319	—	—	3,071
Net interest income after provision for loan and lease losses	70,372	58,985	(1,584)	—	127,773
Noninterest income	74,331	10,116	137	—	84,584
Noninterest expense	111,677	23,964	25,571	—	161,212
Income (loss) before income tax	33,026	45,137	(27,018)	—	51,145
Adjustment items (pre-tax):
Transaction expense and non-recurring regulatory related expense	750	—	—	—	750
Increase (decrease) in Bank of Florida non-accretable discount	—	501	—	—	501
MSR impairment (recovery)	(4,941)	—	—	—	(4,941)
Restructuring cost	1,017	—	—	—	1,017
Adjusted income (loss) before income tax	$29,852	$45,638	$(27,018)	$—	$48,472
Total assets as of March 31, 2014	$11,310,398	$6,349,549	$228,086	$(257,085)	$17,630,948
Total deposits as of March 31, 2014	11,522,607	1,765,804	—	—	13,288,411